Exhibit 6.1

                SECURITIES TRANSFER AGENT & REGISTRAR AGREEMENT


       THIS AGREEMENT is made and entered into this 1st day of November 1998, by and between ALEXIS STOCK TRANSFER, a corporation with offices at P. 0. Box 1405, Rancho Mirage, California 92270 (hereinafter "Transfer Agent"), and MOTIONCAST TELEVISION CORPORATION OF AMERICA, a Nevada corporation who's address is 675 Fairview Drive, #246, Carson City, NV 89701 (hereinafter "Company").

                                    RECITALS

       WHEREAS, Company desires to retain an independent Transfer Agent and Registrar to maintain its stock transfer records; and

       WHEREAS, Transfer Agent agrees to act as Transfer Agent and Registrar for Company on the terms set forth in this Agreement

       NOW, THEREFORE, in consideration of the mutual benefit to be derived herefrom, the parties hereto agree as follows:

       1. Appointment. The Company hereby appoints Transfer Agent as the Transfer Agent and Registrar for the Company's common stock securities commencing on 1st November 1998.

       2. The Company's Representations. The Company represents as follows:

               a. The Company is a corporation duly and validly organized under the laws of the State of Nevada in good standing and with all power and authority necessary to enter into this Agreement.

              b. This Agreement has been properly authorized by the Company's Board of Directors and a copy of the resolution authorizing the appointment of Transfer Agent accompanies this Agreement.

              c. A description of the capitalization of the Company including the number of shares authorized, the number of shares currently outstanding and par value of the Company's securities is attached hereto as Exhibit "A". The Company represents that Exhibit "A" presents a true and accurate picture of the Company's capitalization as of the date of this Agreement.

              d. The Company represents that each outstanding share of the Company is validly authorized and issued, fully paid, and non-assessable, and is not issued, owned or held in violation of any preemptive right of the shareholders. The Company further represents that the shares have been issued in compliance with the laws, ivies, and regulations of the Securities

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                     and Exchange Commission and applicable State blue sky
                     regulators for those jurisdictions in which the Company's securities have been sold.

              e. The Company represents that the information provided to Transfer Agent concerning the classification of the Company's outstanding securities as restricted securities, control Securities, and free trading securities, is an accurate description of such securities and may be relied on by Transfer Agent for purposes of the initial record setup.

3. The Company's Agreements. The Company agrees to provide Transfer Agent with the following information.

              a. A List of Shareholders. The Company agrees to furnish a complete and up-to-date list of shareholders, certified by secretary of the Company, setting forth the names of each shareholder, certificate numbers, dates of issue, number of shares, current addresses, Social Security or Federal Tax Identification Numbers, and other data as may be required by the Transfer Agent.

              b. List of Stop Transfer Orders. The Company agrees to furnish to the Transfer Agent, a list of stop transfer orders in effect against previously issued certificates, showing the reason such stop transfer orders were placed, and describing any certificates issued in replacement for those reported lost, stolen, or destroyed.

              c. List of Restricted Stock. The Company agrees to furnish to Transfer Agent, a list, certified by the Secretary of the Company, of restricted certificates containing certificate numbers, the names of the holders, the beneficial ownership dates, and where stock was acquired by gift or pledge, the date of the gift or pledge.

              d. Original Issuance Instructions. The Company agrees to provide original issuance instructions, a certified copy of the Directors' Resolution authorizing the issuance, and an opinion of counsel regarding the legality of the issuance, for each original issuance of the Company's securities. If the original issuance of the shares is pursuant to a registration statement under the Securities Act of 1933, the Company shall also provide a copy of the registration statement notice of declaration of effectiveness, and at last one copy of the definitive prospectus or offering circular used in the offering.

              e. Stock Certificates. The Company agrees to furnish to transfer agent an adequate supply of stock certificates to maintain the Company's transfers on a current basis and on Transfer Agent's request, to finish such additional certificates as Transfer Agent deems necessary considering the volume of transfers, historical consumption and pending Company plans.

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              f.     Corporate Information. The Company agrees to furnish to
                     Transfer Agent a copy, certified by the Company's Secretary, of the Company's Articles of Incorporation and Bylaws including any and all amendments certified as complete and accurate by the Company's secretary or other appropriate officer.

              g. Updated Information. The Company shall furnish to the Transfer Agent on an ongoing basis, any changes or amendments to the Articles of Incorporation, Bylaws or personnel holding positions as officers, directors or key employees. At least annually, the Company shall furnish Transfer Agent with a "Corporate Profile" on a form which may be supplied by Transfer Agent, which form shall include current corporate information on the Company as of the date it is prepared. The Company further agrees to furnish and inform Transfer Agent of any lawsuits flied, served or judgements entered, pending and outstanding within thirty
                     (30) days of it, the Company, being served.

              h. Shareholder and Regulatory Communications. The Company shall also furnish to the Transfer Agent copies of all Securities and Exchange Commission filings, copies of all shareholder mailings any and all information concerning changes in filing status with the Securities and Exchange Commission, any state regulatory authority and the National Association of Securities Dealers, Inc.

              i. Certificate of Good Standing or Equivalent. In original form currently issued, within thirty (30) days of the Company status with the state in which the Company is duly and validly organized under.

               j. Corporation Resolutions. The Company shall provide corporate resolutions stating: 1. The authorization and appointment of Transfer Agent 2. For bond of indemnity

              k. Agreement to Indemnify Transfer Agent. The Company shall furnish to Transfer Agent the completed and executed "Agreement to Indemnify Transfer Agent".

4. Transfer Agent's Representations. The Transfer Agent represents as follows:

              a. Corporate Standing. Transfer Agent is a corporation duly and validly organized under the laws of the State of Nevada, in good standing sod with all power and authority necessary to enter into this Agreement Transfer Agent is registering with the United States Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, as amended.

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              b.     Qualifications. Transfer Agent is fully qualified to
                     process restricted stock transactions and will only process such transactions with the prior approval of the Company and/or its counsel. If the Company has no counsel, and/or the transfer involves unusual issues under Rule 144, as adopted under the Securities Act of 1933, as amended, or Transfer Agent believes a legal opinion is needed, Transfer Agent may seek an opinion from its corporate counsel. All legal fees incurred by Transfer Agent for legal opinion(s) or services will be paid by the Company.

5. Transfer Agent's Agreements. Transfer Agent agrees as follows:

              a. Transfer of Securities. So long as the Company is current on its account with Transfer Agent Transfer Agent agrees to process and record transfers of the Company's securities which are submitted in proper form and with proper documentation.

              b. Maintenance of Shareholder Records. Transfer Agent agrees to maintain a stock ledger and a shareholder register, together with a correspondence tile containing transfer and other corporate correspondence concerning the Company's transfer business.

              c. Access to Records. Transfer Agent agrees to maintain confidentiality of the Company's transfer records and to provide authorized Company persons with access to the Company's transfer records upon receiving twenty-four (24) hour notice and during normal business hours. The Company's Board of Directors shall designate person(s) authorized to obtain access to the transfer records in writing and no access to persons not properly authorized will be allowed. Transfer Agent may, however, provide access to transfer records when required by the Securities and Exchange Commission pursuant to their regulatory authority and pursuant to subpoenas or other court orders.

              d. Delivery of Certificates. Transfer Agent agrees to deliver stock certificates to persons entitled thereto via first class mall unless such certificates are in negotiable form in which case they will be delivered via registered letter or other special delivery method. Additional charges for special delivery other than first class mail shall be paid promptly by the Company or the recipient.

6. Term/Termination. This Agreement shall be for two years and continue from year to year thereafter unless terminated by either party by the giving of written notice of such termination to the other party at least 30 days prior to the effective date of such termination. In addition, Transfer Agent shall have the right to terminate this Agreement upon 72 hours advance notice to the Company in the event of a disagreement concerning the lawfulness of any transfer, other action requested by the Company or for other causes determined by the sole discretion of

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the Transfer Agent. The Transfer Agent shall also have the right to terminate this Agreement for non-payment of fees due Transfer Agent and to thereupon exercise its remedies in accordance with this Agreement. In the event of termination, Transfer Agent agrees to deliver the Company's Transfer Agent and Registrar records to the Company upon full payment of all balances then due, including all termination fees. Pending delivery of records to the Company, storage fees will be assessed by Transfer Agent commencing 30 days after the effective date of termination and continuing thereafter.

7. Indemnification.

              a. Indemnity of Transfer Agent. The Company agrees that Transfer Agent will not be held responsible for any errors or omissions in the stockholder and other transfer records which may have occurred prior to the appointment of the Transfer Agent or occur as a result of information provided from the Company to the Transfer Agent at the time the Transfer Agent is appointed, and the Company agrees to hold the Transfer Agent harmless and indemnity it for any loss or expense which it may incur as a result of such omissions or errors.

                     Company agrees to indemnify and defend Transfer Agent from any and all lawsuits arising from its relationship, responsibilities and instructions with the Company including but not limited to liabilities, losses, damages. costs, charges, counsel fees, and other expenses of every kind, nature and character, which Transfer Agent may incur as a result of acting as the Company's Transfer Agent and Registrar.

              b. Indemnification of Company. Transfer Agent hereby agrees to indemnify the Company from any liability it may suffer as a result of Transfer Agent's negligence or willful misconduct in performing the functions of Transfer Agent and Registrar for the Company.

8. Fees Payable by the Company.

              a. The Company shall pay to Transfer Agent such fees for Transfer Agent's Services as are reflected in the then current fee schedule of the Transfer Agent. The Company acknowledges that certain of the fees payable to Transfer Agent are determined on a quotation basis at the time the Company appoints Transfer Agent and any quotation provided to the Company for such fees shall be deemed to be the amount included on the Company's then current fee schedule. In addition to the fees due to Transfer Agent, the Company shall reimburse Transfer Agent for such out-of-pocket expenses including long distance telephone, non-routine postage and handling charges, next day delivery charges, copy charges, travel, legal and such other expenditures incurred on behalf of the Company. The Fee Schedule may be changed form time to time by the Transfer Agent upon thirty
                     (30) days written notice to the Company.


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              b.     Payment Due Date. The Company hereby agrees to the
                     following payment terms on each item invoiced by Transfer Agent. All billed fees, charges and costs are due in full ten (10) days following the date of invoice. Each account becomes past due if not paid within thirty (30) days from the date of invoice and each past due account will be assessed a finance charge of 1 1/2% per month on all past due amounts. No records will be released to the Company by the Transfer Agent in the event of termination until all amounts previously invoiced have been paid in frill.

9. Remedies. In the event of a breach of this Agreement by the Company, Transfer Agent shall have the following remedies:

              a. Transfer Agent may terminate this Agreement upon any material default by the Company, including nonpayment of amounts invoiced, and upon termination may hold the Company's records pending payment in full of any balances clue to Transfer Agent including termination charges.

              b. In the event that the Company's account becomes past due, Transfer Agent may convert the Company to inactive status and assess a charge for deactivation of the Company's status, and may assess each transaction submitted for processing with a special handling fee in accordance with the Company's then current fee schedule.

              c. In the event the Company is unable to process transfers of to Company's securities due to the unavailability of an adequate supply of stock certificates, the Transfer Agent may assess the Company with a special handling fee for each transaction which is rejected due to lack of stock certificates.

              d. The Transfer Agent may also exercise any other remedies available at law or in equity in the event of a breach of this Agreement by the Company.

10. Miscellaneous Provisions.

              a. Successors in Interest. This Agreement shall be binding upon and inured to the benefit of the successors in interest to of the parties hereto.

              b. Headings. The headings herein are for convenience of reference only and shall in no way effect the interpretation of this Agreement, or any part hereof.

              c. Attorney's Fees: Venue. In the event that this Agreement or any provision hereof is referred to an attorney for enforcement, the prevailing party shall be entitled to reasonable attorney's fees and costs incurred. In the event that suit be brought to enforce any of the provisions, the parties agree that


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                     the laws of the State of California shall be applied to all issues of fact and law raised therein, and venue shall be in Riverside County, California.

              d. Counterpart Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

              e. Merger. This Agreement contains the complete and final Agreement of the parties hereto and is intended as an exclusive statement of their intent, incorporates and supersedes all prior and contemporaneous negotiations and agreements, and it may not be supplemented or modified by evidence either oral or written, of any such matters or by course of dealing, but only upon the written agreement of all parties hereto.

       IN WITNESS WHEREOF, the parties hereby agree to and have executed this Agreement as of the day and year first above written.


                       THE COMPANY


                       /s/
                       --------------------------------------------
                       MOTIONCAST TELEVISION CORPORATION OF AMERICA
                       Its President, M. Zapara

                       THE COMPANY


                       /s/
                       --------------------------------------------
                       MOTIONCAST TELEVISION CORPORATION OF AMERICA
                       Its Secretary, Vivienne Furlong

                       TRANSFER AGENT


                       /s/ Gina Zapara
                       --------------------------------------------
                       ALEXIS STOCK TRANSFER
                       Its authorized signatory


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